UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2024

SAFETY SHOT, INC.

(Exact name of registrant as specified in charter)

Delaware	001-39569	83-2455880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1061 E. Indiantown Rd., Ste. 110, Jupiter, FL 33477

(Address of principal executive offices) (Zip Code)

(561) 244-7100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SHOT	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Warrants, each exercisable for one share of Common Stock at $8.50 per share	SHOTW	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On March 1, 2024, Safety Shot, Inc. (the “Company”) entered into a transition advisory agreement (the “Agreement”) with Brian S. John, pursuant to which the Mr. John resigned from his position as the Chief Executive Officer of the Company and was hired as an advisor to the Company for a term of 3 months ending on June 1, 2024, and a further 3 months extension with the mutual consent of the parties therein. Mr. John shall receive $12,500 as a monthly compensation for his services under the Agreement.

On March 1, 2024, the Company also entered into the Omnibus Agreement with Brian John and Dr. Glynn Wilson Pursuant to the Agreement, Mr. John also transferred certain options to the Company’s new Chief Executive Officer, Jarrett Boon and Dr. Glynn Wilson, the Company’s Chief Science Officer agreed to transfer certain options to John Gulyas, the Company’s new Chairman of the Board. Mr. John received the right to 10% of any proceeds from the sale by the Company of any shares of SRM or Chijet. owned by the Company.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreements, the forms of which are filed herein as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 27, 2024, the board of directors (the “Board”) appointed Danielle De Rosa as the Chief Financial Officer of the Company, effective March 1, 2024. Ms. Rosa has over 25 years of experience in all aspects of financial services and operational functions. Ms. Rosa served as Chief Financial Officer at Virtra since January 2023. From July 2022 to December 2022, Ms. Rosa served as the CFO at Common Spirit. From December 2010 to February 2022, Ms. Rosa served as the Senior Finance Officer at Lorts Manufacturing. Ms. Rosa has a Master of Business Management from University of Phoenix and a Bachelor of Science in Accounting from University of Phoenix.

On February 28, 2024, Markita L. Russell resigned from her position as the Chief Financial Officer of the Company, effective February 29, 2024. Ms. Russell’s resignation is not the result of any disagreement with the Company, the board of directors , or management, on any matter relating to the Company’s operations, policies or practices.

On February 28, 2024, Brian S. John resigned from his position as the Chief Executive Officer of the Company, effective immediately. Mr. John’s resignation is not the result of any disagreement with the Company, the Board, or management, or any matter relating to the Company’s operations, policies or practices. On February 28, 2024, Mr. John resigned from the Board. The information contained in Item 1.01 to this current report on Form 8-K is by this reference incorporated in this Item 5.02.

On March 1, 2024, Dr. Glynn Wilson resigned his position from the Board and his role as Chairman of the Board. Mr. John Gulyas assumed the position of Chairman of the Board.

On February 28, 2024 the Board appointed Jarrett Boon as the Chief Executive Officer of the Company, effective immediately. Since the acquisition of GBB Drink Lab, he has been the Chief Operating Officer. Mr. Boon was the Co-Founder and CEO of GBB Drink Lab. Mr. Boon has over 30 years of experience building successful businesses from creation to exit. He was one of the original thought leaders and investors in LifeLock, a leading identity protection provider, where he applied his expertise in sales, marketing, and strategic business development to grow LifeLock to $500 million in revenue. LifeLock went public in 2012 and was subsequently acquired by Symantec in 2016 for $2.3 billion. Prior to LifeLock, Mr. Boon founded SW Promotions, a marketing and advertising company. SW Promotions and its 400 employees were acquired by one of its publicly traded partners.

There are no arrangements or understandings between the Company and the newly appointed executive officer or director and any other person or persons pursuant to which each executive officer or director was appointed and there is no family relationship between or among any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

There are no transactions between the Company and any newly appointed executive officer or director that are reportable pursuant to Item 404(a) of Regulation SK. The Company did not enter into or materially amend any material plan, contract or arrangement with any newly appointed executive officer or director in connection with his or her appointment as a director or executive officer.

Item 8.01 Other Events.

As previously disclosed on February 9, 2024, under the form POSAM, a lawsuit was filed against the Company in the federal district court for the Central District of California, Case No. 2:24-cv-537 (the “Litigation”). The Litigation has been resolved. The Company stipulated to the entry of a permanent injunction and final judgment. As a result of the settlement and permanent injunction, the activities referenced in our January 3, 2024 press release are prohibited and will not be taking place.

Item 9.01 Exhibits

Exhibit No.	Description

Exhibit 10.1	Transition Advisory Agreement dated March 1, 2024
Exhibit 10.2	Omnibus Agreement dated March 1, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2024

SAFETY SHOT, INC.

By:	/s/ Jarrett Boon
Jarrett Boon
Chief Executive Officer